Exhibit 10.1

SEPARATION BENEFITS PLAN AND EMPLOYMENT AGREEMENT

(AND SUMMARY PLAN DESCRIPTION)

EFFECTIVE FEBRUARY 13, 2012

THIS SEPARATION BENEFITS PLAN AND EMPLOYMENT AGREEMENT (this “Plan”) is made and effective as of February 13, 2012 (the “Effective Date”), by and between Ronald J. Mittelstaedt (the “Executive”) and Waste Connections, Inc., a Delaware corporation (the “Company”), and amends and restates in its entirety that certain Employment Agreement, dated as of October 1, 1997, by and among the Executive, the Company, J. Bradford Bishop, Frank W. Cutler and James N. Cutler, Jr., as amended as of June 1, 2000 by and between the Executive and the Company, and as further amended as of March 1, 2004 by and between the Executive and the Company. One of the purposes of this Plan is to provide for severance and change of control benefits to the Executive in the event that employment with the Company is involuntarily terminated.

This Plan is intended to be an unfunded “top hat” welfare plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan document is also the summary plan description of this Plan.

1.	Employment. The Company agrees to employ the Executive, and the Executive agrees to accept employment with the Company, for the Term stated in Section 3 hereof and on the other terms and conditions herein.

2.	Position and Responsibilities. During the Term, the Executive shall serve as Chief Executive Officer of the Company, and shall perform such other duties and responsibilities as the Board of Directors (the “Board”) of the Company may reasonably assign to the Executive from time to time. As Chief Executive Officer, the Executive will be based at the Company’s corporate headquarters in The Woodlands, Texas. In addition, the Company shall nominate the Executive to serve as a member of the Board at all times during the Term, subject to election by the Company’s stockholders. During any period in which the Executive is a member of the Board, he shall serve on the Executive and Finance Committees of the Board. The Executive shall devote such time and attention to his duties as are necessary to the proper discharge of his responsibilities hereunder. The Executive agrees to perform all duties consistent with (a) policies established from time to time by the Company and (b) all applicable legal requirements.

3.	Term. The period of this Plan shall commence on the Effective Date and shall continue through to the third anniversary of the Effective Date (the “Term”). On each anniversary of the Effective Date of this Plan, commencing on the first anniversary of the Effective Date, this Plan shall be extended automatically an additional year, thus extending the Term of this Plan to three years from such date, unless either party shall have given the other notice of termination or non-renewal hereof as provided herein.

4.	Compensation, Benefits and Reimbursement of Expenses. The Company shall compensate the Executive during the Term of this Plan as follows:

a.	Base Salary. The Executive shall be paid a base salary (“Base Salary”) of not less than Seven Hundred Sixteen Thousand Dollars ($716,000) per year in installments consistent with the Company’s usual practices. The Board shall review the Executive’s Base Salary on October 1 of each year or more frequently, at the times prescribed in salary administration practices applied generally to management employees of the Company.

b.	Performance Bonus. The Executive shall be eligible to receive an annual cash bonus (the “Bonus”) based on the Company’s attainment of financial objectives to be determined annually by the Board. The target annual Bonus will equal one hundred fifteen percent (115%) of the applicable year’s ending Base Salary and will be payable if the Board determines, in its sole and exclusive discretion, that that year’s financial objectives have been fully met. Nothing in this Plan shall invalidate any cash bonus plan approved by the Board or a committee of the Board providing for higher payments in the event extraordinary or “stretch” goals are met. The Bonus shall be paid in accordance with the Company’s bonus plan, as approved by the Board; provided that in no case shall any portion of the Bonus with respect to any fiscal year be paid more than two and one-half months after the end of that fiscal year.

c.	Grant of Equity Awards. The Executive shall be eligible for annual grants of management stock options (“Options”) or other equity awards commensurate with his position and with equity grants to chief executive officers of similarly situated businesses and other senior management employees of the Company, as approved by the Board. The terms of the equity awards shall be described in more detail in award agreements to be entered into between the Executive and the Company.

d.	Other Benefits. During the Term, the Executive shall be entitled to receive all other benefits of employment generally available to other management employees of the Company and those benefits for which management employees are or shall become eligible, including, without limitation and to the extent made available by the Company, medical, dental, disability and prescription coverage, life insurance and tax-qualified retirement benefits. The Executive shall be entitled to four (4) weeks of paid vacation each year of his employment.

e.	Reimbursement of Other Expenses. The Company agrees to pay or reimburse the Executive for all reasonable travel and other expenses incurred by the Executive in connection with the performance of his duties under this Plan on presentation of proper expense statements or vouchers. All such supporting information shall comply with all applicable Company policies relating to reimbursement for travel and other expenses.

f.	Withholding. All compensation payable to the Executive hereunder is subject to all withholding requirements under applicable law.

5.	Confidentiality. During the Term of his employment, and at all times thereafter, the Executive shall not, without the prior written consent of the Company, divulge to any third party or use for his own benefit or the benefit of any third party or for any purpose other than the exclusive benefit of the Company, any confidential or proprietary business or technical information revealed, obtained or developed in the course of his employment with the Company and which is otherwise the property of the Company or any of its affiliated corporations, including, but not limited to, trade secrets, customer lists, formulae and processes of manufacture; provided, however, that nothing herein contained shall restrict the Executive’s ability to make such disclosures during the course of his employment as may be necessary or appropriate to the effective and efficient discharge of his duties to the Company.

6.	Property. Both during the Term of his employment and thereafter, the Executive shall not remove from the Company’s offices or premises any Company documents, records, notebooks, files, correspondence, reports, memoranda and similar materials or property of any kind unless necessary in accordance with the duties and responsibilities of his employment. In the event that any such material or property is removed, it shall be returned to its proper file or place of safekeeping as promptly as possible. The Executive shall not make, retain, remove or distribute any copies, or divulge to any third person the nature or contents of any of the foregoing or of any other oral or written information to which he may have access, except as disclosure shall be necessary in the performance of his assigned duties. On the termination of his employment with the Company, the Executive shall leave with or return to the Company all originals and copies of the foregoing then in his possession or subject to his control, whether prepared by the Executive or by others.

7.	Termination By Company.

a.	Termination for Cause. The employment of the Executive may be terminated for Cause at any time by the vote of a majority of the Board; provided, however, that before the Company may terminate the Executive’s employment for Cause for any reason that is susceptible to cure, the Company shall first send the Executive written notice of its intention to terminate the Executive’s employment with the Company for Cause, specifying in such notice the reasons for such Cause and those conditions that, if satisfied by the Executive, would cure the reasons for such Cause, and the Executive shall have 60 days from receipt of such written notice to satisfy such conditions. If such conditions are satisfied within such 60-day period, the Company shall so advise the Executive in writing. If such conditions are not satisfied within such 60-day period, the Company may thereafter terminate the Executive’s employment with the Company for Cause on written Notice of Termination (as defined in Section 9(a)) delivered to the Executive describing with specificity the grounds for termination.

Immediately on termination of employment pursuant to this Section 7(a), the Company shall pay to the Executive in a lump sum his then current Base Salary under Section 4(a) on a prorated basis to the Date of Termination (as defined in Section 9(b)). For the avoidance of doubt, upon termination of employment for Cause, the Executive shall be subject to the non-competition and non-solicitation provisions of Section 12. On the Executive’s termination of employment pursuant to this Section 7(a), the Executive shall not be entitled to any additional benefits or compensation above accrued but unpaid amounts, to the extent required by applicable law. On termination of employment pursuant to this Section 7(a), the Executive shall forfeit his Bonus under Section 4(b) for the year in which such termination occurs. In addition, on termination pursuant to this Section 7(a), the Executive shall forfeit all outstanding but unvested stock options, unvested restricted stock, unvested restricted stock units (“RSUs”) and any other unvested equity awards related to the capital stock of the Company (such stock options, restricted stock, RSUs and other equity awards together, the “equity awards”).

For purposes of this Plan, “Cause” shall mean:

1.	a material breach of any of the terms of this Plan that is not immediately corrected following written notice of default specifying such breach;

2.	a breach of any of the provisions of Section 12;

3.	repeated intoxication with alcohol or drugs while on Company premises during its regular business hours to such a degree that, in the reasonable judgment of the other managers of the Company, the Executive is abusive or incapable of performing his duties and responsibilities under this Plan;

4.	conviction of a felony; or

5.	misappropriation of property belonging to the Company and/or any of its affiliates.

In the event that the Executive’s employment is terminated pursuant to this Section 7(a), on or prior to the 90th day following the Date of Termination, the Board shall elect whether the Restricted Period (as defined in Section 12 hereof), during which the Executive shall be subject to the non-competition and non-solicitation provisions of Section 12 hereof, shall be extended to the end of the 24th full month following the Date of Termination (the “Optional Restricted Period”). If the Board elects to apply the Optional Restricted Period, then in addition to the payments and benefits described in the preceding paragraphs of this Section 7(a), the Company shall pay to the Executive Seven Million Dollars ($7,000,000) in a lump sum on the first anniversary of the Date of Termination.

b.

Termination Without Cause. The employment of the Executive may be terminated without Cause at any time by the vote of a majority of the Board on delivery to the Executive of a written Notice of Termination (as defined in Section 9(a)). On a termination of Executive’s employment without Cause, the Company shall pay to the Executive in lieu of payments under Sections 4(a), 4(b) and 4(d) for the remainder of the Term, Seven Million Five Hundred Thousand Dollars ($7,500,000) in a lump sum payment on or within 60 days following the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in the subsequent calendar year, such payment shall be made in the latter calendar year. Notwithstanding anything in this Plan or this Section to the contrary, all actions under this Plan shall be completed in a manner that complies with or is exempt from Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”). In addition, for three years following the Executive’s termination of employment, the Company shall make available to the Executive and the Executive’s eligible dependents coverage under the Company’s group medical insurance (which shall be concurrent with any health care continuation benefits to which the Executive or his eligible dependents are entitled under Consolidated Omnibus Budget Reconciliation Act (“COBRA”); provided, however, that the Executive shall be obligated to pay the Company for the premiums for such coverage on an after-tax basis (the “Health Insurance Benefit”). Notwithstanding the previous sentence, with regard to such continuation coverage, if the Company determines in its sole discretion that it cannot provide the foregoing benefit without potentially violating applicable law or potentially incurring penalties, excise taxes and fees pursuant to the Internal Revenue Code and the Department of Treasury regulations promulgated thereunder (including, without limitation, Section 2716 of the Public Health Service Act), the Health Insurance Benefit shall terminate and the Executive shall not be eligible to receive any further benefits related to the Health Insurance Benefit other than as otherwise required by applicable law. In addition, on termination of the Executive under this Section 7(b), all of the Executive’s outstanding but unvested time-based equity awards shall immediately vest and become exercisable and all restrictions thereon shall lapse, as applicable. The Executive’s outstanding but unvested equity awards that vest or become earned based on the achievement of pre-established performance goals or criteria over a specified time period shall vest or become earned on a pro-rata basis following the Board’s or Compensation Committee’s determination of actual achievement of the Company’s performance measures following the end of the performance cycle, based on the total number of months in the performance cycle that the Executive was employed by the Company. The term of any stock options shall be extended to the earlier of (i) the fifth anniversary of the Executive’s termination or (ii) the expiration of the original term of such stock options. The Executive acknowledges that extending the term of any incentive stock option pursuant to this Section could cause such stock option to lose its tax-qualified status under the Code, and agrees that the Company shall have no obligation to compensate the Executive for any additional taxes he incurs as a result.

In the event that the Executive’s employment is terminated pursuant to this Section 7(b), on or prior to the 90th day following the Date of Termination, the Board shall elect whether to apply the Optional Restricted Period. If the Board elects to apply the Optional Restricted Period, then in addition to the payments and benefits described in the preceding paragraph of this Section 7(b), Company shall pay to the Executive the amounts as set forth in the last paragraph of Section 7(a) hereof relating to the election of the Optional Restricted Period at the times and subject to the conditions set forth therein.

c.	Termination on Disability. If during the Term the Executive should fail to perform his duties hereunder on account of physical or mental illness or other incapacity which the Board shall in good faith determine renders the Executive incapable of performing his duties hereunder, and such illness or other incapacity shall continue for a period of more than six (6) consecutive months (“Disability”), the Company shall have the right, on written Notice of Termination (as defined in Section 9(a)) delivered to the Executive to terminate the Executive’s employment under this Plan. During the period that the Executive shall have been incapacitated due to Disability, the Executive shall continue to receive the full Base Salary provided for in Section 4(a) hereof at the rate then in effect until the Date of Termination (as defined in Section 9(b)) pursuant to this Section 7(c). If the Executive’s employment is terminated due to Disability during the Term, the Executive shall be entitled to receive, and the Company agrees to pay and deliver, the payments and other benefits applicable to termination without Cause set forth in Section 7(b) hereof at the times and subject to the conditions set forth therein. In addition, on termination of the Executive under this Section 7(c), all of the Executive’s outstanding but unvested time-based equity awards shall immediately vest and become exercisable and all restrictions thereon shall lapse, as applicable. The Executive’s outstanding but unvested equity awards that vest or become earned based on the achievement of pre-established performance goals or criteria over a specified time period shall vest or become earned on a pro-rata basis following the Board’s or Compensation Committee’s determination of actual achievement of the Company’s performance measures following the end of the performance cycle, based on the total number of months in the performance cycle that the Executive was employed by the Company. The term of any stock options shall be extended to the earlier of (i) the fifth anniversary of the Executive’s termination or (ii) the expiration of the original term of such stock options. The Executive acknowledges that extending the term of any incentive stock option pursuant to this Section could cause such stock option to lose its tax-qualified status under the Code, and agrees that the Company shall have no obligation to compensate the Executive for any additional taxes he incurs as a result.

In the event that the Executive’s employment is terminated pursuant to this Section 7(c), on or prior to the 90th day following the Date of Termination, the Board shall elect whether to apply the Optional Restricted Period. If the Board elects to apply the Optional Restricted Period, then in addition to the payments and benefits described in the preceding paragraph of this Section 7(c), the Company shall pay to the Executive the amounts as set forth in the last paragraph of Section 7(a) hereof relating to the election of the Optional Restricted Period at the times and subject to the conditions set forth therein.

d.	Death. If the Executive dies during the Term the Company shall pay to the Executive’s estate the payments and other benefits applicable to termination without Cause set forth in Section 7(b) hereof. Any cash payments shall be paid in a lump sum on or within 60 days following the date of death; provided, however, that if the 60-day period begins in one calendar year and ends in the subsequent calendar year, such payment shall be made in the latter calendar year. In addition, on termination of the Executive under this Section 7(d), all of the Executive’s outstanding but unvested time-based equity awards shall immediately vest and become exercisable and all restrictions thereon shall lapse, as applicable. The Executive’s outstanding but unvested equity awards that vest or become earned based on the achievement of pre-established performance goals or criteria over a specified time period shall vest or become earned on a pro-rata basis following the Board’s or Compensation Committee’s determination of actual achievement of the Company’s performance measures following the end of the performance cycle, based on the total number of months in the performance cycle that the Executive was employed by the Company. The term of any stock options shall be extended to the earlier of (i) the fifth anniversary of the Executive’s termination or (ii) the expiration of the original term of such stock options. The Executive acknowledges that extending the term of any incentive stock option pursuant to this Section could cause such stock option to lose its tax-qualified status under the Code, and agrees that the Company shall have no obligation to compensate the Executive for any additional taxes he incurs as a result. The provisions of this Section 7(d) shall not affect the entitlements of the Executive’s heirs, executors, administrators, legatees, beneficiaries or assigns under any employee benefit plan, fund or program of the Company.

8.	Termination By Executive.

a.	Termination for Good Reason. In the event the Executive terminates his employment with the Company for Good Reason (as defined below), the Executive shall be entitled to receive, and the Company agrees to pay and deliver, the payments and other benefits applicable to termination without Cause set forth in Section 7(b) hereof at the times and subject to the conditions set forth therein. In addition, on termination of the Executive under this Section 8(a), all of the Executive’s outstanding but unvested time-based equity awards shall immediately vest and become exercisable and all restrictions thereon shall lapse, as applicable. The Executive’s outstanding but unvested equity awards that vest or become earned based on the achievement of pre-established performance goals or criteria over a specified time period shall vest or become earned on a pro-rata basis following the Board’s or Compensation Committee’s determination of actual achievement of the Company’s performance measures following the end of the performance cycle, based on the total number of months in the performance cycle that the Executive was employed by the Company. The term of any stock options shall be extended to the earlier of (i) the fifth anniversary of the Executive’s termination or (ii) the expiration of the original term of such stock options. The Executive acknowledges that extending the term of any incentive stock option pursuant to this Section could cause such stock option to lose its tax-qualified status under the Code, and agrees that the Company shall have no obligation to compensate the Executive for any additional taxes he incurs as a result.

For purposes of this Agreement, “Good Reason” shall mean:

1.

assignment to the Executive of duties inconsistent with and resulting in a material diminution of his position (including status, offices, titles, responsibilities and reporting requirements), authority, duties or responsibilities as they existed on the Effective Date of this Plan; or any other action by the Company which results in a material diminution in such position, authority, duties or responsibilities; a substantial alteration in the title(s) of the Executive (so long as the existing corporate structure of the Company is maintained); provided, however, that Executive’s failure to be in the same position (including status, offices, titles, responsibilities and reporting requirements) with the ultimate parent of the Company will constitute “Good Reason”;

2.	the relocation of the Executive’s principal place of employment to a location more than fifty (50) miles from its present location without the Executive’s prior approval;

3.	a material reduction by the Company in the Executive’s total annual cash compensation, defined as Base Salary and target Bonus, without the Executive’s prior approval;

4.	on or after a Change in Control (as defined in Section 10(b) herein), a material reduction by the Company in the Executive’s total annual compensation, defined as Base Salary, target Bonus and equity incentive compensation opportunities, without the Executive’s prior approval;

5.	a failure by the Company to continue in effect, without substantial change, any benefit plan or arrangement in which the Executive was participating or the taking of any action by the Company which would adversely affect the Executive’s participation in or materially reduce his benefits under any benefit plan (unless such changes apply equally to all other management employees of Company);

6.	any material breach by the Company of any provision of this Plan without the Executive having committed any material breach of his obligations hereunder, which breach is not cured within twenty (20) days following written notice thereof to the Company of such breach; or

7.	the failure of the Company to obtain the assumption of this Plan by any successor entity.

No termination of employment shall constitute Good Reason unless (i) the Executive’s Notice of Termination is provided to the Company within 30 days of the initial occurrence of the action giving rise to Good Reason and (ii) the Company fails to remedy the basis for Good Reason prior to 30 days following the date of the Notice of Termination.

In the event that the Executive’s employment is terminated pursuant to this Section 8(a), on or prior to the 90th day following the Date of Termination, the Board shall elect whether to apply the Optional Restricted Period. If the Board elects to apply the Optional Restricted Period, then in addition to the payments and benefits described in the preceding paragraphs of this Section 8(a), the Company shall pay to the Executive the amounts as set forth in the last paragraph of Section 7(a) hereof relating to the election of the Optional Restricted Period at the times and subject to the conditions set forth therein.

b.	Termination Without Good Reason. The Executive may terminate his employment hereunder without Good Reason on written Notice of Termination delivered to the Company setting forth the effective date of termination. If the Executive terminates his employment without Good Reason, he shall be entitled to receive, and the Company agrees to pay on the Date of Termination, his current Base Salary under Section 4(a) hereof on a prorated basis to such Date of Termination. For the avoidance of doubt, upon termination of employment without Good Reason, the Executive shall be subject to the non-competition and non-solicitation provisions of Section 12. On the Executive’s termination of employment pursuant to this Section 8(b), the Executive shall not be entitled to any additional benefits or compensation above accrued but unpaid amounts, to the extent required by applicable law. On termination of employment pursuant to this Section 8(b), the Executive shall forfeit his Bonus under Section 4(b) for the year in which such termination occurs. In addition, on termination pursuant to this Section 8(b), the Executive shall forfeit all outstanding but unvested equity awards.

In the event that the Executive’s employment is terminated pursuant to this Section 8(b), on or prior to the 90th day following the Date of Termination, the Board shall elect whether to apply the Optional Restricted Period. If the Board elects to apply the Optional Restricted Period, then in addition to the payments and benefits described in the preceding paragraph of this Section 8(a), the Company shall pay to the Executive the amounts as set forth in the last paragraph of Section 7(a) hereof relating to the election of the Optional Restricted Period at the times and subject to the conditions set forth therein.

9.	Provisions Applicable to Termination of Employment.

a.	Notice of Termination. Any purported termination of Executive’s employment by the Company pursuant to Section 7 shall be communicated by Notice of Termination to the Executive as provided herein, and shall state the specific termination provisions in this Plan relied on and set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment (“Notice of Termination”). If the Executive terminates under Section 8, he shall give the Company a Notice of Termination.

b.	Date of Termination. For the purposes of this Plan, “Date of Termination” shall mean, for Disability, thirty (30) days after Notice of Termination is given to the Executive (provided the Executive has not returned to duty on a full-time basis during such 30-day period), if the Executive terminates employment for Good Reason, 31 days after Notice of Termination is given to the Company, or if the Executive’s employment is terminated by the Company for any reason other than Disability or by the Executive for any reason other than Good Reason, the date specified in the Notice of Termination which shall be within 30 days of the date such Notice of Termination is given.

c.	Benefits on Termination. On termination of the Executive’s employment by the Company pursuant to Section 7 or by the Executive pursuant to Section 8, all profit-sharing, deferred compensation and other retirement benefits payable to the Executive under benefit plans in which the Executive then participated shall be paid to the Executive in accordance with the provisions of the respective plans.

d.	Required Payment Delay. Notwithstanding anything to the contrary in this Plan, no compensation or benefits payable by reason of the Executive’s termination of employment that are deemed non-qualified deferred compensation subject to Section 409A of the Code shall be payable by reason of the Executive’s termination of employment pursuant to this Plan unless such termination of employment constitutes a “separation from service” with the Company (“Separation from Service”) within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Section 409A”). If the Executive is deemed to be a “specified employee” (as determined by the Company in accordance with Section 409A) at the time of the Executive’s Separation from Service, to the extent delayed commencement of any portion of the benefits to which the Executive is entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A, such portion of the Executive’s benefits shall not be provided to the Executive prior to the first business day following the expiration of the six-month period measured from the date of the Executive’s Separation from Service (or such earlier date upon which such amount can be paid under Section 409A without resulting in a prohibited distribution, including as a result of Executive’s death). Upon the first business day following the expiration of the applicable period described in the foregoing sentence, all payments deferred pursuant to this Section shall be paid in a lump sum to the Executive, and any remaining payments due under this Plan shall be paid as otherwise provided herein.

e.	Non-Renewal of Plan. For the avoidance of doubt, neither the Company’s notice of its intent not extend the Term of this Plan nor the expiration of the Term of this Plan shall be treated as a termination of the Participant by the Company without Cause.

10.	Change In Control.

a.	Payments on Change in Control. Subject to Section 9(d) above, if a Change in Control (as defined below) occurs during the Term and the Executive’s employment with the Company is terminated without Cause or by the Executive for Good Reason, in each case within two (2) years after the effective date of the Change in Control, then, and the Executive shall be entitled to receive and the Company agrees to pay to the Executive, in lieu of payments under Sections 4(a), 4(b) and 4(d) for the remainder of the Term, Seven Million Five Hundred Thousand Dollars ($7,500,000) in lump sum payment on or within 60 days following the Date of Termination; provided, however, that if the 60-day period begins in one calendar year and ends in the subsequent calendar year, such payment shall be made in the latter calendar year. In addition, the Executive is eligible for the Health Insurance Benefit as described in Section 7(b), subject to the conditions set forth therein.

b.	Definitions. For the purposes of this Plan, a Change in Control shall be deemed to have occurred if (i) there shall be consummated (aa) any reorganization, liquidation or consolidation of the Company, or any merger or other business combination of the Company with any other corporation, other than any such merger or other combination that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity outstanding immediately after such transaction, (bb) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all, or substantially all, of the assets of the Company, or if (ii) any “person” (as defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of fifty percent (50%) or more of the Company’s outstanding voting securities (except that for purposes of this Section 10(b), “person” shall not include any person (or any person that controls, is controlled by or is under common control with such person) who as of the date of this Plan owns ten percent (10%) or more of the total voting power represented by the outstanding voting securities of the Company, or a trustee or other fiduciary holding securities under any employee benefit plan of the Company, or a corporation that is owned directly or indirectly by the stockholders of the Company in substantially the same percentage as their ownership of the Company) or if (iii) during any period of two consecutive years, individuals who at the beginning of such period constituted the entire Board shall cease for any reason to constitute at least one-half of the membership thereof unless the election, or the nomination for election by the Company’s shareholders, of each new director was approved by a vote of at least one-half of the directors then still in office who were directors at the beginning of the period.

The term “Parent” means a corporation, partnership, trust, limited liability company or other entity that is the ultimate “beneficial owner” (as defined above) of fifty percent (50%) or more of the Company’s outstanding voting securities.

No benefits deemed non-qualified deferred compensation subject to Section 409A shall be payable upon a Change in Control pursuant to this Plan unless such Change in Control constitutes a “change in control event” with respect to the Company within the meaning of Section 409A.

11.

Limitation on Payments. Notwithstanding any other provisions of this Plan, in the event that any payment or benefit received or to be received by the Executive, whether pursuant to the terms of this Plan or any other plan, arrangement or agreement (all such payments and benefits being hereinafter referred to as the “Total Payments”), would be subject (in whole or part), to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), then, after taking into account any reduction in the Total Payments provided by reason of Section 280G of the Code in such other plan, arrangement or agreement, the Total Payments shall be reduced as set forth herein, to the extent necessary so that no portion of the Total Payments is subject to the Excise Tax but only if (i) the net amount of such Total Payments, as so reduced (and after subtracting the amount of all federal, state and local income and employment taxes payable with respect to the foregoing calculated at the maximum marginal tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing) on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is greater than or equal to (ii) the net amount of such Total Payments without such reduction (but after subtracting the amount of all federal, state and local income and employment taxes payable with respect to the foregoing calculated at the maximum marginal tax rate for each year in which the foregoing shall be paid to the Participant (based on the rate in effect for such year as set forth in the Code as in effect at the time of the first payment of the foregoing) on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total

Payments). The Total Payments shall be reduced by the Company in its reasonable discretion in the following order: (A) reduction of any cash severance payments otherwise payable to the Executive that are exempt from Section 409A, (B) reduction of any other cash payments or benefits otherwise payable to the Executive that are exempt from Section 409A, but excluding any payment attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A, (C) reduction of any other payments or benefits otherwise payable to the Executive on a pro-rata basis or such other manner that complies with Section 409A, but excluding any payment attributable to the acceleration of vesting and payment with respect to any equity award that is exempt from Section 409A, and (D) reduction of any payments attributable to the acceleration of vesting or payment with respect to any equity award that is exempt from Section 409A. For purposes of determining whether and the extent to which the Total Payments will be subject to the Excise Tax, (i) no portion of the Total Payments the receipt or enjoyment of which the Executive shall have waived at such time and in such manner as not to constitute a “payment” within the meaning of Section 280G(b) of the Code shall be taken into account, (ii) no portion of the Total Payments shall be taken into account which, in the opinion of independent counsel, consultants or advisors of nationally recognized standing (“Independent Advisors”) selected by the Company, does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) and, in calculating the Excise Tax, no portion of such Total Payments shall be taken into account which, in the opinion of Independent Advisors, constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the Base Amount (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation, and (iii) the value of any non cash benefit or any deferred payment or benefit included in the Total Payments shall be determined by the Independent Advisors in accordance with the principles of Sections 280G(d)(3) and (4) of the Code.

12.	Non-Competition and Non-Solicitation.

a.	In consideration of the provisions hereof and the payments provided under Sections 7, 8 and 10(a), for the Restricted Period (as hereinafter defined), the Executive will not, except as specifically provided below, anywhere in any county in any state in which the Company is engaged in business as of such termination date (the “Restricted Territory”), directly or indirectly, acting individually or as the owner, shareholder, partner or management employee of any entity, (i) engage in the operation of a solid waste collection, transporting or disposal business, transfer facility, recycling facility, materials recovery facility or solid waste landfill; (ii) enter the employ as a manager of, or render any personal services to or for the benefit of, or assist in or facilitate the solicitation of customers for, or receive remuneration in the form of management salary, commissions or otherwise from, any business engaged in such activities in such counties; or (iii) receive or purchase a financial interest in, make a loan to, or make a gift in support of, any such business in any capacity, including without limitation, as a sole proprietor, partner, shareholder, officer, director, principal agent or trustee; provided, however, that the Executive may own, directly or indirectly, solely as an investment, securities of any business traded on any national securities exchange, provided the Executive is not a controlling person of, or a member of a group which controls, such business and further provided that the Executive does not, in the aggregate, directly or indirectly, own two percent (2%) or more of any class of securities of such business. The term “Restricted Period” shall mean the earlier of (i) the maximum period allowed under applicable law, and (ii) until the end of the 12th full month following the Date of Termination.

b.

During the Restricted Period, the Executive shall not (i) solicit any residential or commercial customer of the Company to whom the Company provides service pursuant to a franchise agreement with a public entity in the Restricted Territory (ii) solicit any residential or commercial customer of the Company to enter into a solid waste collection account relationship with a competitor of the Company in the Restricted Territory, (iii) solicit any such public entity to enter into a franchise agreement with any such competitor, (iv) solicit any officer of the Company to enter into an employment agreement with a competitor of the Company or otherwise interfere in any such relationship, or (v) solicit on behalf of a competitor of the Company any prospective customer of the Company in the Restricted Territory that the Executive called on or was involved in soliciting on behalf of the Company during the Term, provided, however, that nothing herein shall prevent the Executive from soliciting any of the following officers of the Company to be employed in a business that is not competitive with the business of the Company (i) at any time after any such officer’s employment is terminated by the Company, (ii) at any time after any such officer’s employment is terminated by the officer for Good Reason (as defined in the officer’s employment agreement) and (iii) at any time after the expiration the number of months indicated after each officer’s name from the date of termination of such officer by the Company for “Cause” (as such term is defined in the Separation Benefits Plan applicable to such officer) or from the date such officer notifies the Company of his intention to terminate his employment other than for “Good Reason” (as such term is defined in the Separation Benefits Plan applicable to such officer): Darrell Chambliss (twelve (12) months), Steven Bouck (twelve (12) months), and Worthing Jackman (twelve (12) months).

c.	If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 12 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, to delete specified words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Plan shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed.

13.	Indemnification. As an employee and agent of the Company, the Executive shall be fully indemnified by the Company to the fullest extent permitted by applicable law in connection with his employment hereunder.

14.	Survival of Provisions. The obligations of the Executive under Sections 5, 6 and 12 of this Plan and of the Company under Section 13 of this Plan shall survive both the termination of the Executive’s employment and this Plan.

15.	ERISA Matters.

a.	Generally. This Plan is intended to be an unfunded “top hat” welfare plan within the meaning of US Department of Labor Regulation Section 2540.104-24 (a “Top Hat Plan”), and, to the extent applicable, shall be subject to ERISA.

b.	Funding. This Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any Executive, surviving spouse or beneficiary hereunder. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with this Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.

c.	Claims Procedures.

1.	Executive does not normally need to present a formal claim to receive benefits payable under this Plan.

2.	If any person (the “Claimant”) believes that benefits are being denied improperly, that the Plan is not being operated properly, that fiduciaries of the Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to the Plan, the Claimant must file a formal claim, in writing, with the Board. This requirement applies to all claims that any Claimant has with respect to the Plan, including claims against fiduciaries and former fiduciaries, except to the extent the Board determines, in its sole discretion, that it does not have the power to grant all relief reasonably being sought by the Claimant.

3.	A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless Board in writing consents otherwise. The Board will provide a Claimant, on request, with a copy of the claims procedures established under subsection (d).

4.	The Board has adopted procedures for considering claims (which are set forth in Appendix A), which it may amend from time to time, as it sees fit. These procedures will comply with all applicable legal requirements. These procedures may provide that final and binding arbitration will be the ultimate means of contesting a denied claim (even if the Board or its delegates have failed to follow the prescribed procedures with respect to the claim). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims procedures to resolve any claim.

d.	Rights Under ERISA. Appendix B sets forth certain rights and information to which the Executive is entitled under ERISA.

16.	Section 409A Matters.

a.	To the extent applicable, this Plan shall be interpreted and applied consistent and in accordance with or exempt from Section 409A. Notwithstanding any provision of this Plan to the contrary, if the Company determines that any compensation or benefits payable under this Plan may not either be exempt from or compliant with Section 409A, the Company may, with the Executive’s prior written consent, adopt such amendments to this Plan or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Company determines are necessary or appropriate to (i) exempt the compensation and benefits payable under this Plan from Section 409A and/or preserve the intended tax treatment of such compensation and benefits, or (ii) comply with the requirements of Section 409A; provided, however, that this Section 16(a) does not create an obligation on the part of the Company to adopt any such amendment, policy or procedure or take any such other action, and in any event, no such action shall reduce the amount of compensation that is owed to the Executive under this Plan without the Executive’s prior written consent.

b.	To the extent permitted under Section 409A, any separate payment or benefit under this Plan or otherwise shall not be deemed “nonqualified deferred compensation” subject to Section 409A to the extent provided in the exceptions in Treasury Regulation Section 1.409A-1(b)(4), Section 1.409A-1(b)(9) or any other applicable exception or provision of Section 409A.

c.	To the extent that any payments or reimbursements provided to the Executive under this Plan are deemed to constitute compensation to which Treasury Regulation Section 1.409A-3(i)(1)(iv) would apply, such amounts shall be paid or reimbursed to the Executive reasonably promptly, but not later than December 31 of the year following the year in which the expense was incurred. The amount of any such payments eligible for reimbursement in one year shall not affect the payments or expenses that are eligible for payment or reimbursement in any other taxable year, and the Executive’s right to such payments or reimbursement shall not be subject to liquidation or exchange for any other benefit.

d.	For purposes of Section 409A, the Executive’s right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.

17.	No Duty to Mitigate; No Offset. The Executive shall not be required to mitigate damages or the amount of any payment contemplated by this Plan, nor shall any such payment be reduced by any earnings that the Executive may receive from any other sources or offset against any other payments made to him or required to be made to him pursuant to this Plan.

18.	Assignment; Binding Plan. The Company may assign this Plan to any parent, subsidiary, affiliate or successor of the Company. This Plan is not assignable by the Executive and is binding on him and his executors and other legal representatives. This Plan shall bind the Company and its successors and assigns and inure to the benefit of the Executive and his heirs, executors, administrators, personal representatives, legatees or devisees. The Company shall assign this Plan to any entity that acquires its assets or business.

19.	Notice. Any written notice under this Plan shall be personally delivered to the other party or sent by certified or registered mail, return receipt requested and postage prepaid, to such party at the address set forth in the records of the Company or to such other address as either party may from time to time specify by written notice.

20.	Entire Plan; Amendments. This Plan contains the entire agreement of the parties relating to the Executive’s employment and supersedes all oral or written prior discussions, agreements and understandings of every nature between them. This Plan may not be amended except by an agreement in writing signed by the Company and the Executive.

21.	Waiver. The waiver of a breach of any provision of this Plan shall not operate or as be construed to be a waiver of any other provision or subsequent breach of this Plan.

22.	Governing Law and Jurisdictional Agreement. This Plan is intended to be a Top Hat Plan and shall be interpreted, administered and enforced in accordance with ERISA. It is expressly intended that ERISA preempt the application of state laws to this Plan to the maximum extent permitted by Section 514 of ERISA. To the extent that state law is applicable, the statutes and common law of the jurisdiction in which the Executive resides shall apply, excluding any that mandate the use of another jurisdiction’s laws. The parties irrevocably and unconditionally submit to the jurisdiction and venue of any court, federal or state, situated within Montgomery County, Texas, for the purpose of any suit, action or other proceeding arising out of, or relating to or in connection with, this Plan.

23.	Severability. In case any one or more of the provisions contained in this Plan is, for any reason, held invalid in any respect, such invalidity shall not affect the validity of any other provision of this Plan, and such provision shall be deemed modified to the extent necessary to make it enforceable.

24.	Enforcement. It is agreed that it is impossible to measure fully, in money, the damage which will accrue to the Company in the event of a breach or threatened breach of Section 5, 6 or 12 of this Plan, and, in any action or proceeding to enforce the provisions of Section 5, 6 or 12 hereof, the Executive waives the claim or defense that the Company has an adequate remedy at law and will not assert the claim or defense that such a remedy at law exists. The Company is entitled to injunctive relief to enforce the provisions of such sections as well as any and all other remedies available to it at law or in equity without the posting of any bond. The Executive agrees that if the Executive breaches any provision of Section 12, the Company may discontinue and terminate all severance payments and benefits under Sections 7, 8 and 10 of this Plan, as applicable, and recover as partial damages all profits realized by the Executive at any time prior to such recovery on the exercise of any equity award and the subsequent sale of the underlying stock and may also cancel any or all outstanding equity awards held by the Executive.

25.	Counterparts. This Plan may be executed in counterparts, each of which shall be deemed an original and both of which together shall constitute one and the same instrument.

26.	Due Authorization. The execution of this Plan has been duly authorized by the Company by all necessary corporate action.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties have executed and delivered this Separation Benefits Plan and Employment Agreement as of the day and year set forth above.

Waste Connections, Inc.

/s/ Ronald J. Mittelstaedt	By:	/s/ Worthing F. Jackman
Ronald J. Mittelstaedt	Name: Worthing F. Jackman
Title: Executive Vice President and Chief Financial Officer

Address: ####

####

APPENDIX A

Detailed Claims And Arbitration Procedures

1.	Claims Procedure

Initial Claims

All claims shall be presented to the Plan Administrator in writing. Within ninety (90) days after receiving a claim, a claims official appointed by the Plan Administrator shall consider the claim and issue his or her determination thereon in writing. If the Plan Administrator or claims official determines that an extension of time is necessary, the claims official may extend the determination period for up to an additional ninety (90) days by giving the Claimant written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial ninety (90) day period. Any claims that the Claimant does not pursue in good faith through the initial claims stage shall be treated as having been irrevocably waived.

Claims Decisions

If the claim is granted, the benefits or relief the Claimant seeks shall be provided. If the claim is wholly or partially denied, the claims official shall, within ninety (90) days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (1) the specific reason or reasons for the denial; (2) specific references to the provisions on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (4) an explanation of the procedures for appealing denied claims. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.

Appeals of Denied Claims

Each Claimant shall have the opportunity to appeal the claims official’s denial of a claim in writing to an appeals official appointed by the Plan Administrator (which may be a person, committee, or other entity). A Claimant must appeal a denied claim within sixty (60) days after receipt of written notice of denial of the claim, or within sixty (60) days after it was due if the Claimant did not receive it by its due date. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the Claimant’s claim. The Claimant (or the Claimant’s duly authorized representative) shall be provided upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim. The appeals official shall take into account during its review all comments, documents, records and other information submitted by the Claimant relating to the claim, without regard to whether such information was submitted or considered in the initial benefits review. Any claims that the Claimant does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, shall be treated as having been irrevocably waived.

Appeals Decisions

The decision by the appeals official shall be made not later than sixty (60) days after the written appeal is received by the Plan Administrator, however, if the appeals official determines that an extension of time is necessary, the appeals official may extend the determination period for up to an additional sixty (60) days by giving the Claimant written notice indicating the special circumstances requiring the

Appendix A-

extension of time prior to the termination of the initial sixty (60) day period. The appeal decision shall be in writing, shall be set forth in a manner calculated to be understood by the Claimant and shall include the following: (1) the specific reason or reasons for the denial; (2) specific references to the provisions on which the denial is based; (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem the appeal to have been denied.

Procedures

The Plan Administrator shall adopt procedures by which initial claims shall be considered and appeals shall be resolved; different procedures may be established for different claims. All procedures shall be designed to afford a Claimant full and fair consideration of his or her claim.

Arbitration of Rejected Appeals

If a Claimant has pursued a claim through the appeal stage of these claims procedures, the Claimant may contest the actual or deemed denial of that claim through arbitration, as described below. In no event shall any denied claim be subject to resolution by any means (such as in a court of law) other than arbitration in accordance with the following provisions.

2.	Arbitration Procedure

Request for Arbitration

A Claimant must submit a request for arbitration to the Plan Administrator within 60 days after receipt of the written denial of an appeal (or within sixty (60) days after he or she should have received the determination). The Claimant or the Plan Administrator may bring an action in any court of appropriate jurisdiction to compel arbitration in accordance with these procedures.

Applicable Arbitration Rules

If the Claimant has entered into a valid arbitration agreement with the Company, the arbitration shall be conducted in accordance with that agreement. If not, the rules set forth in the balance of this Appendix shall apply: The arbitration shall be held under the auspices of the Judicial Arbitration and Mediation Service (“JAMS”), whichever is chosen by the party who did not initiate the arbitration. Except as provided below, the arbitration shall be in accordance with JAMS’ then-current employment dispute resolution rules. The Arbitrator shall apply the Federal Rules of Evidence and shall have the authority to entertain a motion to dismiss or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The Federal Arbitration Act shall govern all arbitrations that take place under these Detailed Claims and Arbitration Procedures (or that are required to take place under them), and shall govern the interpretation or enforcement of these Procedures or any arbitration award. To the extent that the Federal Arbitration Act is inapplicable, Texas law pertaining to arbitration agreements shall apply.

Arbitrator

The arbitrator (the “Arbitrator”) shall be an attorney familiar with employee benefit matters who is licensed to practice law in the state in which the arbitration is convened. The Arbitrator shall be selected in the following manner from a list of eleven arbitrators drawn by the sponsoring organization under whose auspices the arbitration is being conducted and taken from its panel of labor and

Appendix A-

employment arbitrators. Each party shall designate all arbitrators on the list whom they find acceptable; the parties shall then alternately strike arbitrators from the list of arbitrators acceptable to both parties, with the party who did not initiate the arbitration striking first. If only one arbitrator is acceptable to both parties, he or she will be the Arbitrator. If none of the arbitrators is acceptable to both parties, a new panel of arbitrators shall be obtained from the sponsoring organization and the selection process shall be repeated.

Location

The arbitration will take place in or near the city in which the Claimant is or was last employed by the Company or in which the Plan is principally administered, whichever is specified by the Plan Administrator, or in such other location as may be acceptable to both the Claimant and the Plan Administrator.

Authority of Arbitrator

The Arbitrator shall have the authority to resolve any factual or legal claim relating to the Plan or relating to the interpretation, applicability, or enforceability of these arbitration procedures, including, but not limited to, any claim that these procedures are void or voidable. The Arbitrator may grant a Claimant’s claim only if the Arbitrator determines that it is justified because: (1) the appeals official erred on an issue of law; or (2) the appeals official’s findings of fact, if applicable, were not supported by substantial evidence. The arbitration shall be final and binding on all parties.

Limitation on Scope of Arbitration

The Claimant may not present any evidence, facts, arguments, or theories at the arbitration that the Claimant did not pursue in his or her appeal, except in response to new evidence, facts, arguments, or theories presented on behalf of the other parties to the arbitration. However, an arbitrator may permit a Claimant to present additional evidence or theories if the Arbitrator determines that the Claimant was precluded from presenting them during the claim and appeal procedures due to procedural errors of the Plan Administrator or its delegates.

Administrative Record

The Plan Administrator shall submit to the Arbitrator a certified copy of the record on which the appeals official’s decision was made.

Experts, Depositions, and Discovery

Except as otherwise permitted by the Arbitrator on a showing of substantial need, either party may: (1) designate one expert witness; (2) take the deposition of one individual and the other party’s expert witness; (3) propound requests for production of documents; and (4) subpoena witnesses and documents relating to the discovery permitted in this paragraph.

Pre-Hearing Procedures

At least thirty (30) days before the arbitration hearing, the parties must exchange lists of witnesses, including any expert witnesses, and copies of all exhibits intended to be used at the hearing. The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary.

Appendix A-

Transcripts

Either party may arrange for a court reporter to provide a stenographic record of the proceedings at the party’s own cost.

Post-Hearing Procedures

Either party, on request at the close of the hearing, may be given leave to file a post-hearing brief within the time limits established by the Arbitrator.

Costs and Attorneys’ Fees

The prevailing party shall be entitled to reasonable attorneys’ fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled, except as required by applicable law.

Procedure for Collecting Costs From Claimant

Before the arbitration commences, the Claimant must deposit with the Plan Administrator his or her share of the anticipated fees and costs of the Arbitrator, as reasonably determined by the Plan Administrator. At least two weeks before delivering his or her decision, the Arbitrator shall send his or her final bill for fees and costs to the Plan Administrator for payment. The Plan Administrator shall apply the amount deposited by the Claimant to pay the Claimant’s share of the Arbitrator’s fees and costs and return any surplus deposit. If the Claimant’s deposit is insufficient, the Claimant will be billed for any remaining amount due. Failure to pay any amount within 10 days after it is billed shall constitute the Claimant’s irrevocable election to withdraw his or her arbitration request and abandon his or her claim.

Arbitration Award

The Arbitrator shall render an award and opinion in the form typically rendered in labor arbitrations. Within twenty (20) days after issuance of the Arbitrator’s award and opinion, either party may file with the Arbitrator a motion to reconsider, which shall be accompanied by a supporting brief. If such a motion is filed, the other party shall have twenty (20) days from the date of the motion to respond, after which the Arbitrator shall reconsider the issues raised by the motion and either promptly confirm or promptly change his or her decision. The decision shall then be final and conclusive on the parties. Arbitrator fees and other costs of a motion for reconsideration shall be borne by the losing party, unless the Arbitrator orders otherwise. Either party may bring an action in any court of appropriate jurisdiction to enforce an arbitration award. A party opposing enforcement of an arbitration award may not do so in an enforcement proceeding, but must bring a separate action in a court of competent jurisdiction to set aside the award. In any such action, the standard of review shall be the same as that applied by an appellate court reviewing the decision of a trial court in a nonjury trial.

Severability

The invalidity or unenforceability of any part of these arbitration procedures shall not affect the validity of the rest of the procedures.

Appendix A-

APPENDIX B

ADDITIONAL INFORMATION

RIGHTS UNDER ERISA

As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:

Receive Information About Your Plan and Benefits

1. Examine, without charge, at the Company’s headquarters, all documents governing the Plan including collective bargaining agreements, if any, and annual reports and Plan descriptions.

2. Obtain, upon written request to the Plan administrator, copies of documents governing the operation of the Plan, including collective bargaining agreements, if any, and copies of the latest annual report (Form 5500 Series) and summary plan description. The Plan Administrator may make a reasonable charge for the copies.

3. Receive a summary of the Plan’s annual financial report, if any. The Plan administrator is required by law to furnish each participant with a copy of this summary annual report.

Prudent Actions by Plan Fiduciaries

In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Company, your union, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your right under ERISA.

Enforce Your Rights

If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within thirty (30) days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan administrator. If you have a claim for benefits, which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. In addition, if you disagree with the Plan’s decision or lack thereof concerning the qualified status of a domestic relations order or a medical child support order, you may file suit in Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.

Appendix B-

Assistance with Your Questions

If you have any questions about your Plan, you should contact the Plan Administrator. If you should have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N. W., Washington, D. C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADMINISTRATIVE INFORMATION

Name of Plan:	Middelstaedt Separation Benefits Plan and Employment Agreement

Plan Administrator and Sponsor:	Compensation Committee of the Board of Directors Waste Connections 10001 Woodloch Forest Drive, Suite 400 The Woodlands, TX 77380 Tel: (832) 442-2200 Fax: (832) 442 2290

Type of Administration:	Self-Administered

Type of Plan:	Severance Pay “Top Hat” Welfare Benefit Plan

Employer Identification Number:	94-3283464

Direct Questions Regarding the Plan to:	Compensation Committee of the Board of Directors Waste Connections 10001 Woodloch Forest Drive, Suite 400 The Woodlands, TX 77380 Tel: (832) 442-2200 Fax: (832) 442 2290

Agent for Service of Legal Process:

Corporate Secretary

Waste Connections

10001 Woodloch Forest Drive, Suite 400

The Woodlands, TX 77380

Tel: (832) 442-2200

Fax: (832) 442 2290

Service of Legal Process may also be made upon the Plan Administrator

Plan Year End:	December 31

Plan Number:	501

Appendix B-